Exhibit 3.3

FBRED-C FEEDER REIT TRUST

AMENDED AND RESTATED DECLARATION OF TRUST

Dated [•], 2025

This AMENDED AND RESTATED DECLARATION OF TRUST is made as of the date set forth above by the undersigned Trustee (as defined below) of FBRED-C Feeder REIT Trust.

ARTICLE I

FORMATION MATTERS

Section 1.1         Name. The name of the trust is FBRED-C Feeder REIT Trust (the “Trust”). Under circumstances in which the Board of Trustees (as defined below) of the Trust determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust as determined by the Board of Trustees.

Section 1.2        Formation. The Trust is a statutory trust within the meaning of Title 12 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (“Title 12”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”). The undersigned Trustees have formed the Trust by filing a Certificate of Trust with the State Department of Assessments and Taxation of Maryland (“SDAT”) (as amended, restated or corrected from time to time, the “Certificate”). The governing instrument of the Trust, as that term is defined in the Act, shall be this Amended and Restated Declaration of Trust, as it may hereafter be further amended or restated (the “Declaration of Trust”), together with any bylaws adopted in accordance herewith for the regulation and management of the affairs of the Trust (the “Bylaws”).

Section 1.3         Purposes. The purposes for which the Trust is formed to engage in are any lawful act or activity for which a statutory trust may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a real estate investment trust under Section 856 the Code (a “REIT”) and investing in, by acquiring common and preferred stock of, Franklin BSP Real Estate Debt, Inc (“FBRED”).

Section 1.4         Powers. The Trust shall have all of the powers granted to statutory trusts by Title 12 and all other powers that are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

Section 1.5         Resident Agent. The name and address of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE II

BOARD OF TRUSTEES

Section 2.1         Powers. Subject to any express limitations contained in this Declaration of Trust or in the Bylaws: (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust, including all decisions as more fully outlined in the Bylaws.

The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Certificate, this Declaration of Trust and the Bylaws shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Certificate, this Declaration of Trust or the Bylaws or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in this Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable law.

The Board, without any action by Shareholders, shall have and may exercise, on behalf of the Trust, without limitation, the power to cause the Trust to elect to qualify as a REIT and to terminate the status of the Trust as a REIT; to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article IV of this Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws in the manner provided for in the Bylaws; to elect officers in the manner prescribed in the Bylaws; and to do any other acts and deliver any other documents relating to the business and affairs of the Trust or required or permitted by applicable law, this Declaration of Trust or the Bylaws, subject to the restrictions or limitations, if any, set forth in the Certificate, this Declaration of Trust or the Bylaws.

Section 2.2         Number and Classification. The initial number of trustees on the Board (the “Trustees”) shall be one (1), which number may thereafter be increased only by the Board pursuant to the Bylaws. Each Trustee shall serve until his, her or its resignation, removal, death, dissolution, termination of legal existence, adjudication of legal incompetence or the election and qualification of his, her or its successor. If for any reason a Trustee ceases to serve as a Trustee as provided in this Section 2.2, the Board shall appoint his, her or its successor; provided, that if there is no remaining Trustee, his, her or its successor shall be elected by the holders of beneficial interests in the Trust (the “Shareholders”) in the manner set forth in Article  V; provided further, however, that, if the Trustee is removed as set forth in Section 2.3 hereof, the successor to the Trustee shall be elected by the Shareholders in the manner set forth in Article  V. The name of the initial Trustee who shall serve until his successor is elected and qualifies is as follows:

Name:

Richard J. Byrne

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It shall not be necessary to list in this Declaration of Trust the names and addresses of any Trustees hereinafter elected.

Section 2.3         Resignation or Removal. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. A Trustee may be removed at any time for any reason by the Shareholders or as otherwise required by applicable law.

Section 2.4         Action by Trustees without a Meeting. The Bylaws may provide that any action required or permitted to be taken by the Board of Trustees or any committee thereof may be taken without a meeting by the consent, in writing or by electronic transmission, of a majority of the Trustees or committee members, as applicable; provided, however, that if the concurrence of a greater proportion is required for such action by applicable law, the Declaration of Trust or the Bylaws, any such consent shall be given by such proportion of the Board of Trustees or members of such committee, as the case may be.

ARTICLE III

SHARES OF BENEFICIAL INTEREST

Section 3.1         Authorized Shares. The beneficial interest in the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue an unlimited number of common shares of beneficial interest in the Trust, $0.001 par value per share (the “Common Shares”), 500,000,000 of which are classified as Class I common shares of beneficial interest (the “Class I Common Shares”), 100,000,000 of which are classified as Class H common shares of beneficial interest (the “Class H Common Shares”), 400,000,000 of which are classified as Class H-D common shares of beneficial interest (the “Class H-D Common Shares”), and 400,000,000 of which are classified as Class H-S common shares of beneficial interest (the “Class H-S Common Shares”), and 1,000 preferred shares of beneficial interest, par value $0.001 per share (the “Preferred Shares”). Subject to the provisions of Article IV and the terms of any class or series of Shares at the time outstanding, the Board may, by amendment to this Article III and without any action by the Shareholders, classify or reclassify any unissued Shares from time to time and set or change the number, par value, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the class or series of Shares; provided that, the additional class or series of Common Shares are issued in connection with an issuance of shares of stock, $0.001 par value per share, of FBRED to the Trust, which shares have designations, preferences and other rights substantially similar to the designations, preferences and other rights of the Common Shares issued to the Shareholders by the Trust in accordance with this section. If Shares of one class or series are classified or reclassified into Shares of another class or series of Shares pursuant to this Article III, then except to the extent that the Trust is authorized to issue an unlimited number of Shares of any such class or series, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified. Subject to Section 5.2, the Board of Trustees may, by adopting a resolution, amend this Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

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Section 3.2         Common Shares. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions of redemption of the Common Shares of the Trust.

Section 3.2.1 Voting Rights. Subject to the provisions of Article IV, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. Except as otherwise provided in respect of any class of shares at any time classified or reclassified, the exclusive voting power for all purposes of the Trust shall be vested in the holders of the Common Shares and all references herein to votes of the Shareholders shall mean a vote of the holders of the Common Shares only. The holders of Common Shares shall vote together as a single class on all actions to be taken by the Shareholders; provided, however, that with respect to (a) and subject to Section 7.3, any amendment of this Declaration of Trust that would materially and adversely affect the rights, preferences and privileges of only a particular class of Common Shares, (b) any matter submitted to Shareholders that relates solely to a particular class of Common Shares or (c) any matter submitted to Shareholders in which the interests of a particular class of Common Shares differ from the interests of all other classes of Common Shares, only the affirmative vote of the holders of a majority of such affected class of Common Shares, with no other class of Common Shares voting except such affected class of Common Shares voting as a separate class, shall be required.

Section 3.2.2 Dividends. Subject to the provisions of law, dividends, including dividends payable in shares of another class of the Trust’s Shares, may be paid on the Common Shares of the Trust at such time and in such amounts as the Board of Trustees may deem advisable and the holders of each class or series of Common Shares shall share ratably in any dividends to such class or series of Common Shares, in proportion to the number of Common Shares of such class or series held by them respectively, on a share for share basis. Subject to Section 3.6, prior to the time set forth in clause (A) of the definition of Restriction Termination Date, the Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code.

Section 3.2.3 Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Trust, the aggregate assets of the Trust available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. The aggregate assets of the Trust available for Distribution to holders of Common Shares, or the proceeds therefrom, shall be distributed to the holders of Common Shares, except as may be set forth in the terms associated with any future class of Common Shares that provides for other rights upon liquidation.

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Section 3.2.4 Class I Common Shares. In addition to the rights and limitations described above with respect to Common Shares, the additional preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions set forth in Exhibit A hereto shall apply to the Class I Common Shares.

Section 3.2.5 Class H Common Shares. In addition to the rights and limitations described above with respect to Common Shares, the additional preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions set forth in Exhibit B hereto shall apply to the Class H Common Shares.

Section 3.2.6 Class H-D Common Shares. In addition to the rights and limitations described above with respect to Common Shares, the additional preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions set forth in Exhibit C hereto shall apply to the Class H-D Common Shares.

Section 3.2.7 Class H-S Common Shares. In addition to the rights and limitations described above with respect to Common Shares, the additional preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions set forth in Exhibit D hereto shall apply to the Class H-S Common Shares.

Section 3.3         Preferred Shares. Subject to Section 5.2, the Board of Trustees shall have the authority to classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of Shares, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such Preferred Shares.

Section 3.4         Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares, which may be unlimited with respect to Common Shares, to be included in the class or series; and (c) set, subject to the provisions of Article IV and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Any of the terms of any class or series of Shares set pursuant to clause (c) of the first sentence of this Section 3.4 may be made dependent upon facts ascertainable outside this Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the terms of such Shares.

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Section 3.5         Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws of the Trust.

Section 3.6         Dividends and Distributions. The Trust may pay any dividend or make any other distribution to the Shareholders as authorized in this Declaration of Trust or by the Board of Trustees if, after giving effect to the dividend or distribution, the Trust would be able to pay its debts as they become due in the usual course of its business. The Board of Trustees may from time to time authorize the Trust to pay to the Shareholders such dividends or distributions in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine, including following the receipt of a distribution received from entities in which it invests. The Board of Trustees shall endeavor to authorize the Trust to pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT; provided, however, that Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board of Trustees and declared by the Trust. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 3.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any person in whose name any Shares are registered on the records of the Trust or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

Section 3.7        General Nature of Shares. All Shares shall be personal property entitling Shareholders only to those rights provided in this Declaration of Trust. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as Shareholders on the beneficial interest ledger of the Trust.

Section 3.8         Fractional Shares. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 3.9         Declaration of Trust and Bylaws. All Shareholders are subject to the provisions of this Declaration of Trust and the Bylaws.

Section 3.10      No Certificates. Unless otherwise provided by the Board of Trustees, all Shares shall be issued strictly in uncertificated form. A Shareholder’s investment shall be recorded on the books of the Trust.

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ARTICLE IV

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 4.1         Definitions. The following terms shall have the following meanings:

“Aggregate Share Ownership Limit” shall mean 9.8%, in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Trustees in accordance with Section 4.2.8.

“Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 4.3.6, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A), and 170(c)(2) of the Code.

“Charitable Trust” shall mean any trust provided for in Section 4.3.

“Charitable Trustee” shall mean the Person unaffiliated with both the Trust and the relevant Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

“Common Share Ownership Limit” shall mean 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Trustees in accordance with Section 4.2.8.

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a Shareholder for whom an Excepted Holder Limit is created by the Board of Trustees pursuant to Section 4.2.7.

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“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 4.2.7 and subject to adjustment pursuant to Section 4.2.8, the percentage limit established by the Board of Trustees pursuant to Section 4.2.7.

“Fair Market Value” on any date shall mean, with respect to any class or series of outstanding Shares, the fair market value for such Shares on such date, as determined in good faith by the Board of Trustees, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 4.2.1, would Beneficially Own Shares in violation of the provisions of Section 4.2.1(a) and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” shall mean the date as of which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends or distributions on Shares, including (i) a change in the capital structure of the Trust (other than an issuance or redemption of Shares by the Trust that the Board of Trustees determines is not a Transfer), (ii) a change in the relationship of two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Code, (iii) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (iv) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (v) transfers of interests in other entities that result in changes in Beneficial Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

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Section 4.2         Shares.

Section 4.2.1 Ownership Limitations. Prior to the Restriction Termination Date:

(a)	Basic Restrictions.

(i)             (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)            No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(iii)           Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) at any time after January 30, 2026 shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)            Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 4.2.1(a)(i) or (ii),

(i)             then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 4.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 4.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(ii)            if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 4.2.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 4.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 4.2.1(b), a violation of any provision of this Article IV would nonetheless be continuing (for example, where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article IV.

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Section 4.2.2 Remedies for Breach. If the Board of Trustees or its designee (including any duly authorized committee of the Board) shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 4.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 4.2.1 (whether or not such violation is intended), the Board of Trustees or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 4.2.1 shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or its designee.

Section 4.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 4.2.1(a), or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 4.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s status as a REIT.

Section 4.2.4 Owners Required To Provide Information. Prior to the Restriction Termination Date:

(a)            every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder or as otherwise required by the Board of Trustees) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and

(b)            each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

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Section 4.2.5 Remedies Not Limited. Subject to Section 2.1, nothing contained in this Section 4.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s status as a REIT.

Section 4.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 4.2, Section 4.3 or any definition contained in Article IV, the Board of Trustees may determine the application of the provisions of this Section 4.2 or Section 4.3 with respect to any situation based on the facts known to it. In the event Section 4.2 or 4.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees may determine the action to be taken so long as such action is not contrary to the provisions of Article II or Sections 4.2 or 4.3. Absent a decision to the contrary by the Board of Trustees (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 4.2.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 4.2.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 4.2.7 Exceptions.

(a)            Subject to Section 4.2.1(a)(ii), the Board of Trustees may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)            the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 4.2.1(a)(i);

(ii)           such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Trustees, rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

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(iii)          such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 4.2.1 through 4.2.6) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with Sections 4.2.1(b) and 4.3.

(b)            Prior to granting any exception pursuant to Section 4.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(a)            Subject to Section 4.2.1(a)(ii), an underwriter which participates in a public offering or private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(b)            The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, (ii) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns Shares in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit or (iii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

Notwithstanding any other provision in the Declaration of Trust, the restrictions set forth in this Section 4.2 shall not apply to Shares Beneficially Owned or Constructively Owned by FBRED-C Feeder Subsidiary Fund, L.P., Franklin BSP Real Estate Debt Cayman Access Fund (FBRED-C), L.P. or any of its Affiliates.

Section 4.2.8 Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 4.2.1(a)(ii), the Board of Trustees may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons. No decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership in Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

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Section 4.2.9 Legend. If Shares are certificated, then each certificate for Shares issued shall bear a legend setting forth a summary of the restrictions set forth in this Article or refer to the restrictions in this Declaration of Trust.

Section 4.3         Transfer of Shares in Trust.

Section 4.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 4.2.1(b) that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 4.2.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 4.3.6.

Section 4.3.2 Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

Section 4.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been Transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other distribution to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been Transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article IV, until the Trust has received notification that Shares have been Transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Shareholders.

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Section 4.3.4 Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Trust that Shares have been Transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 4.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.3.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 4.3.3 of this Article IV. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been Transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.3.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 4.3.5 Purchase Right in Shares Transferred to the Charitable Trustee. Shares Transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 4.3.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 4.3.3. The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.

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Section 4.3.6 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 4.2.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided in Section 4.2.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 4.4         Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV.

Section 4.5         Transferability of Shares. Prior to the Restriction Termination Date, no determination shall be made and no transaction shall be entered into by the Board of Trustees or otherwise by the Trust that would cause any Shares or other beneficial interest in the Trust not to be “transferable” for purposes of Section 856(a)(2).

Section 4.6          Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

ARTICLE V

SHAREHOLDERS

Section 5.1          Meetings. There shall be no requirement to hold an annual meeting each year or to elect Trustees annually. The failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust. Except as otherwise provided in this Declaration of Trust, special meetings of the Shareholders may be called in the manner provided in the Bylaws.

Section 5.2          Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters:

(a)    the removal and selection of a successor Trustees as provided in Section 2.3;

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(b)    the appointment of a successor Trustee if there is no remaining Trustee, as provided in Section 2.2;

(c)     amendment of this Declaration of Trust as provided in Article VII;

(d)    termination of the Trust as provided in Section 9.2;

(e)     merger or consolidation of the Trust, or the sale or disposition of substantially all of the property of the Trust, as provided in Article VIII;

(f)      those actions set forth in the Bylaws and this Declaration of Trust which expressly require approval by a vote of the Shareholders; and

(g)    such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification.

The Trust will not take action with respect to any of the foregoing matters without the approval of the Shareholders. Except with respect to the foregoing matters and as provided in the Bylaws, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

Section 5.3         Preemptive and Dissenter Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 3.4, or as may otherwise be provided by contract, no Shareholder shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Trust which it may issue or sell, or to exercise any rights of a dissenting or objecting shareholder such as may be available to a stockholder of a Maryland corporation.

Section 5.4         Majority Vote. Except as specifically provided in the Bylaws, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any action required or permitted to be taken by the Shareholders shall be effective and valid if taken or approved by the affirmative vote of Shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.5          Board Approval. The submission of any action to the Shareholders (other than the removal of a Trustee pursuant to Section 2.3) for their consideration shall first be approved by the Board of Trustees.

Section 5.6         Action By Shareholders without a Meeting. Any action by Shareholders required or permitted to be taken at a meeting of Shareholders may be taken without a meeting, if Shareholders holding a majority of all the votes entitled to be cast on the matter (or such larger proportion of votes as shall be required to take such action) consent to the action in writing and the written consents are filed with the records of the meetings of Shareholders.

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ARTICLE VI

LIABILITY LIMITATION AND TRANSACTIONS WITH THE TRUST

Section 6.1         Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his, her or it being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his, her or it being a Shareholder.

Section 6.2         Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a statutory trust (and without regard to any limitations imposed under the Maryland General Corporation Law (Titles 2 and 3 of the Corporations and Associations Article of the Annotated Code of Maryland) or the Maryland REIT Law (Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland), no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 6.3        Indemnification. The Trust shall, to the maximum extent permitted by Maryland law with respect to directors of Maryland corporations and to such further extent as shall not be inconsistent with Maryland law, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, each Shareholder, Trustee or officer, including any person who, while a Trustee or officer of the Trust, is or was serving at the request of the Trust as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, real estate investment trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of his being or having been a Shareholder, Trustee, officer, employee or agent. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served as predecessor of the Trust in any of the capacities described above or to any employee or agent of the Trust or a predecessor of the Trust.

Section 6.4.      Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in this Declaration of Trust or in the Bylaws or by resolution of the Board of Trustees, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

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Section 6.5.       Express Exculpatory Clauses in Instruments. The Board may cause to be inserted in every written agreement, undertaking or obligation made or issued on behalf of the Trust, an appropriate provision to the effect that neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

ARTICLE VII

AMENDMENTS

Section 7.1         General. The Trust reserves the right from time to time to make any amendment to the Certificate or this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation.

Section 7.2         By Trustees. Except as expressly provided in the Certificate, Section 7.3 or in the terms of any class or series of Shares, this Declaration of Trust may be amended by the Board, without any action by the Shareholders. Except as may otherwise be expressly provided in the Certificate, the Certificate may be amended only by the Board, without any action or approval by the Shareholders, including, but not limited to, amendments for clarity, that cure any ambiguity, or cure, correct or supplement any defective provision contained herein, or add or change any other provisions with respect to matters or questions arising under this Declaration of Trust as the Board may deem necessary or desirable.

Section 7.3         By Shareholders. Amendments to this Declaration of Trust that the Board determines would, viewed as a whole, materially and adversely affect the contract rights of outstanding Shares, but excluding amendments of the type specified in (a) Section 3.1 of this Declaration of Trust or (b) Section 2-605 of the Maryland General Corporation law (“MGCL”) (both of which shall not require approval of any Shareholder), must be approved by the Board and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

ARTICLE VIII

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity or merge another entity into the Trust, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. Subject to the terms of any series or class of Shares at the time outstanding, any such action must be approved by the Board and, unless such action could be taken by a Maryland corporation without the approval of its Shareholders pursuant to Subtitle 1 of Title 3 of the MGCL, Shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

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ARTICLE IX

DURATION AND TERMINATION OF TRUST

Section 9.1         Duration. The Trust shall continue unless terminated pursuant to Section 9.2 or pursuant to any applicable provision of Title 12.

Section 9.2         Termination.

(a)            Subject to the provisions of any class or series of Shares at the time outstanding and to the approval of the Shareholders, after approval by the Board of Trustees, the Trust may be terminated at any meeting of Shareholders, with the approval of Shareholders entitled to cast a majority of all votes entitled to be cast on the matter. Upon the termination of the Trust:

(i)      The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)     The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

(iii)    After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust promptly shall distribute the remaining property of the Trust among the Shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding and the terms of each class or series of Common Shares, be distributed among the holders of Common Shares at the time outstanding.

(b)            After termination of the Trust, the liquidation of its business and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

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ARTICLE X

MISCELLANEOUS

Section 10.1       Certificate of Trust.         In the event of any conflict between the provisions of the Certificate and this Declaration of Trust, the provisions of the Certificate shall control.

Section 10.2       Inspection. Any Shareholder shall be entitled to examine the Trust’s books and records to the extent permitted by Section 12-305(a) of the Act, but only if, and to the extent, approved by the Board.

Section 10.3       Governing Law. This Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of law provisions thereof.

Section 10.4       Venue. Any action or proceeding arising out of or relating to this Declaration of Trust shall be heard and determined in any state or federal court sitting in Maryland and no action or proceeding arising out of or relating to this Agreement shall be brought in any other court.

Section 10.5       Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust, or any executive officer of the Trust, or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or Shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 10.6       Severability.

(a)            The provisions of this Declaration of Trust are severable, and if the Board of Trustees determines, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 12 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of this Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend this Declaration of Trust in the manner provided in Article VII.

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(b)            If any provision of this Declaration of Trust is held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 10.7       Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Amended and Restated Declaration of Trust has been executed as of the [•] day of [•], 2025 by the undersigned Trustee, who acknowledge that this document is their act, that to the best of their knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

Name:	Richard J. Byrne

[Signature Page to Declaration of Trust of FBRED-C Feeder REIT, Inc.]

Exhibit A

Other Terms and Conditions of Class I Common Shares

1.1           Designation. The Trust is authorized to issue a separate class of Common Shares designated as Class I Common Shares (each a “Class I Common Shares” and collectively the “Class I Common Shares”). Any Class I Common Shares that shall at any time have been repurchased or otherwise acquired by the Trust shall, after such repurchase or acquisition, have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

1.2           Rank. The Class I Common Shares shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) pari passu with all other classes or series of Common Shares; and (b) junior to all other Shares issued by the Trust the terms of which provide that such Shares rank senior to Common Shares.

1.3.          Conversion. The Class I Common Shares are not convertible into or exchangeable for any other property or securities of the Trust.

1.4           Voting. In addition to the voting rights set forth in the Declaration of Trust, any amendment to this Exhibit A in a manner that adversely affects the Shareholders holding Class I Common Shares shall require the approval of Shareholders representing a majority of the outstanding Class I Common Shares. Notwithstanding Sections 3.2.1 and Section 5.2 of the Declaration of Trust, the holders of Class I Common Shares shall not have the right to vote on the removal or election of a Trustee.

Exhibit B

Other Terms and Conditions of Class H Common Shares

1.1           Designation. The Trust is authorized to issue a separate class of Common Shares designated as Class H Common Shares (each a “Class H Common Share” and collectively the “Class H Common Shares”). Any Class H Common Shares that shall at any time have been repurchased or otherwise acquired by the Trust, or converted into Class I Common Shares, shall, after such repurchase, acquisition or conversion have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

1.2           Rank. Except as set forth in Section 1.3 of this Exhibit B, the Class H Common Shares shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) pari passu with all other classes or series of Common Shares; and (b) junior to all other Shares and equity securities issued by the Trust the terms of which provide that such Shares or equity interests rank senior to Common Shares. The terms “shares” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Trust.

1.3           Rights Upon Liquidation.

1.3.1	If the shares of FBRED designated as Class H Common Stock (“FBRED Class H Shares”) held by the Trust are converted into shares of FBRED designated as Class I Common Stock (“FBRED Class I Shares”) pursuant to Section 1.4 of the Articles Supplementary designating the FBRED Class H Shares, then the Class H Common Shares will automatically convert into a number of Class I Common Shares equal to the number of Class H Common Shares held by such holder multiplied by the conversion rate applicable to the conversion of an FBRED Class H Share into FBRED Class I Shares (“Class H Conversion Rate”). At such time, each unissued Class H Common Share shall automatically be reclassified into Class I Common Shares at the Class H Conversion Rate. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares (which will include all converted Class H Common Shares), in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

1.3.2	Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Trust pursuant to a plan of liquidation, dissolution or winding up, Class H Common Shares will automatically convert into a number of Class I Common Shares equal to the number of Class H Common Shares held by such holder multiplied by the Class H Conversion Rate. At such time, each unissued Class H Common Share shall automatically be reclassified into Class I Common Shares at the Class H Conversion Rate. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares (which will include all converted Class H Common Shares), in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

1.4           Conversion. If the FBRED Class H Shares held by the Trust are converted into FBRED Class I Shares pursuant to Section 1.5 of the Articles Supplementary designating the FBRED Class H Shares, then the Class H Common Shares shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the number of Class H Common Shares held by such holder multiplied by the Class H Conversion Rate. At such time, each unissued Class H Common Share shall have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

1.5           Voting. In addition to the voting rights set forth in the Declaration of Trust, any amendment to this Exhibit B in a manner that adversely affects the Shareholders holding Class H Common Shares shall require the approval of Shareholders representing a majority of the outstanding Class H Common Shares. Notwithstanding Sections 3.2.1 and Section 5.2 of the Declaration of Trust, the holders of Class H Common Shares shall not have the right to vote on the removal or election of a Trustee, except as set forth in Section 5.2(b) of the Declaration of Trust.

Exhibit C

Other Terms and Conditions of Class H-D Common Shares

1.1           Designation. The Trust is authorized to issue a separate class of Common Shares designated as Class H-D Common Shares (each a “Class H-D Common Share” and collectively the “Class H-D Common Shares”). Any Class H-D Common Shares that shall at any time have been repurchased or otherwise acquired by the Trust, or converted into Class I Common Shares, shall, after such repurchase, acquisition or conversion have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

1.2           Rank. Except as set forth in Section 1.3 of this Exhibit C, the Class H-D Common Shares shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) pari passu with all other classes or series of Common Shares; and (b) junior to all other Shares and equity securities issued by the Trust the terms of which provide that such Shares or equity interests rank senior to Common Shares. The terms “shares” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Trust.

1.3           Rights Upon Liquidation.

1.3.1	If the shares of FBRED designated as Class H-D Common Stock (“FBRED Class H-D Shares”) held by the Trust are converted into shares of FBRED designated as Class I Common Stock (“FBRED Class I Shares”) pursuant to Section 1.4 of the Articles Supplementary designating the FBRED Class H-D Shares, then the Class H-D Common Shares will automatically convert into a number of Class I Common Shares equal to the number of Class H-D Common Shares held by such holder multiplied by the conversion rate applicable to the conversion of an FBRED Class H-D Share into FBRED Class I Shares (“Class H-D Conversion Rate”). At such time, each unissued Class H-D Common Share shall automatically be reclassified into Class I Common Shares at the Class H-D Conversion Rate. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares (which will include all converted Class H-D Common Shares), in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

1.3.2	Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Trust pursuant to a plan of liquidation, dissolution or winding up, Class H-D Common Shares will automatically convert into a number of Class I Common Shares equal to the number of Class H-D Common Shares held by such holder multiplied by the Class H-D Conversion Rate. At such time, each unissued Class H-D Common Share shall automatically be reclassified into Class I Common Shares at the Class H-D Conversion Rate. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares (which will include all converted Class H-D Common Shares), in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

1.4            Conversion.

1.4.1        If the FBRED Class H-D Shares held by the Trust are converted into FBRED Class I Shares pursuant to Section 1.5.1 of the Articles Supplementary designating the FBRED Class H-D Shares, then the Class H-D Common Shares shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the number of Class H-D Common Shares held by such holder multiplied by the Class H Conversion Rate. At such time, each unissued Class H-D Common Share shall have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

1.4.2        If an FBRED Class H-D Share held by the Trust is converted into shares of FBRED designated as Class H Common Stock (“FBRED Class H Shares”) pursuant to Section 1.5.2 of the Articles Supplementary designating the FBRED Class H-D Shares, then the corresponding Class H-D Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class H Common Shares equal to such number of Class H-D Common Shares held by such holder multiplied by the conversion rate applicable to the conversion of an FBRED Class H-D Share into FBRED Class H Shares. Upon conversion of a Class H-D Common Share into Class H Common Shares, such Class H-D Common Share shall automatically be reclassified into a number of Class H Common Shares with an equivalent net asset value as the net asset value allocable to such Class H-D Shares as of the date of conversion.

1.5           Voting. In addition to the voting rights set forth in the Declaration of Trust, any amendment to this Exhibit C in a manner that adversely affects the Shareholders holding Class H-D Common Shares shall require the approval of Shareholders representing a majority of the outstanding Class H-D Common Shares. Notwithstanding Sections 3.2.1 and Section 5.2 of the Declaration of Trust, the holders of Class H-D Common Shares shall not have the right to vote on the removal or election of a Trustee, except as set forth in Section 5.2(b) of the Declaration of Trust.

Exhibit D

Other Terms and Conditions of Class H-S Common Shares

1.1           Designation. The Trust is authorized to issue a separate class of Common Shares designated as Class H-S Common Shares (each a “Class H-S Common Share” and collectively the “Class H-S Common Shares”). Any Class H-S Common Shares that shall at any time have been repurchased or otherwise acquired by the Trust, or converted into Class I Common Shares, shall, after such repurchase or, acquisition or conversion have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

1.2           Rank. Except as set forth in Section 1.3 of this Exhibit D, the Class H-S Common Shares shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) pari passu with all other classes or series of Common Shares; and (b) junior to all other Shares and equity securities issued by the Trust the terms of which provide that such Shares or equity interests rank senior to Common Shares. The terms “shares” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Trust.

1.3           Rights Upon Liquidation.

1.3.1	If the shares of FBRED designated as Class H-S Common Stock (“FBRED Class H-S Shares”) held by the Trust are converted into shares of FBRED designated as Class I Common Stock (“FBRED Class I Shares”) pursuant to Section 1.4 of the Articles Supplementary designating the FBRED Class H-S Shares, then the Class H-S Common Shares will automatically convert into a number of Class I Common Shares equal to the number of Class H-S Common Shares held by such holder multiplied by the conversion rate applicable to the conversion of an FBRED Class H-S Share into FBRED Class I Shares (“Class H-S Conversion Rate”). At such time, each unissued Class H-S Common Share shall automatically be reclassified into Class I Common Shares at the Class H-S Conversion Rate. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares (which will include all converted Class H-S Common Shares), in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

1.3.2	Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Trust pursuant to a plan of liquidation, dissolution or winding up, Class H-S Common Shares will automatically convert into a number of Class I Common Shares equal to the number of Class H-S Common Shares held by such holder multiplied by the Class H Conversion Rate. At such time, each unissued Class H Common Share shall automatically be reclassified into Class I Common Shares at the Class H-S Conversion Rate. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares (which will include all converted Class H-S Common Shares), in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

1.4           Conversion.

1.4.1      If the FBRED Class H-S Shares held by the Trust are converted into FBRED Class I Shares pursuant to Section 1.5.1 of the Articles Supplementary designating the FBRED Class H-S Shares, then the Class H-S Common Shares shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the number of Class H-S Common Shares held by such holder multiplied by the Class H-S Conversion Rate. At such time, each unissued Class H-S Common Share shall have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

1.4.2      If an FBRED Class H-S Share held by the Trust is converted into shares of FBRED designated as Class H Common Stock (“FBRED Class H Shares”) pursuant to Section 1.5.2 of the Articles Supplementary designating the FBRED Class H-S Shares, then the corresponding Class H-S Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class H Common Shares equal to such number of Class H-S Common Shares held by such holder multiplied by the conversion rate applicable to the conversion of an FBRED Class H-S Share into FBRED Class H Shares. Upon conversion of a Class H-S Common Share into Class H Common Shares, such Class H-S Common Share shall automatically be reclassified into a number of Class H Common Shares with an equivalent net asset value as the net asset value allocable to such Class H-S Shares as of the date of conversion.

1.5           Voting. In addition to the voting rights set forth in the Declaration of Trust, any amendment to this Exhibit D in a manner that adversely affects the Shareholders holding Class H-S Common Shares shall require the approval of Shareholders representing a majority of the outstanding Class H-S Common Shares. Notwithstanding Sections 3.2.1 and Section 5.2 of the Declaration of Trust, the holders of Class H-S Common Shares shall not have the right to vote on the removal or election of a Trustee, except as set forth in Section 5.2(b) of the Declaration of Trust.